BROKER AND AGENCY SALES AGREEMENT
                  PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

         Prudential Investment Management Services LLC ("Distributor"), _______________ ("Broker") and _______________ ("Agency"), which is an affiliate of, or the same person as, Broker, or whose employees are also registered representatives of Broker, or which is itself an individual who is an associated person of Broker, each have agreed that Broker and Agency will participate in the distribution of certain variable annuity and variable life insurance contracts ("Contracts") funded by separate accounts ("Accounts") established and maintained by The Prudential Insurance Company of America, Pruco Life Insurance Company, and/or Pruco Life Insurance Company of New Jersey (collectively "Company"), subject to the terms of this Broker and Agency Sales Agreement ("Agreement"). The Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended, ("Investment Company
Act") and interests in such Accounts are registered under the Securities Act of 1933, as amended ("1933 Act") through means of registration statements, including financial statements and exhibits thereto ("Registration Statements") filed with the United States Securities and Exchange Commission ("SEC"), which Registration Statements include prospectuses and statements of additional information ("Prospectuses"). The Contracts covered by this Agreement are specified in Exhibit A hereto. Additional Contracts may be included in this Agreement upon Distributor's written notification to Broker and Agency.

         1. REGISTRATION, LICENSING AND APPOINTMENT

         a. Broker represents and warrants that it is: (i) a broker-dealer registered with the SEC; (ii) a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); and (iii) licensed by the appropriate regulatory agencies of each State or other jurisdiction in which Broker will offer and sell Contracts and interests in any Accounts relating thereto, to the extent necessary to perform the duties and activities contemplated by this Agreement.

         b. Agency represents and warrants that it is an insurance agency duly licensed to solicit applications and sell Contracts in any state or other jurisdiction in which the Agency intends to perform duties hereunder. In those instances in which Agency is an individual, rather than a non-natural person, Broker represents and warrants that said person is employed by Broker and is an "associated person" of Broker, as that term is defined in Section 3(a)(18) of the Securities Exchange Act of 1934, as amended ("1934 Act"), and that such person is duly licensed to solicit applications and sell Contracts in any state or other jurisdiction in which it intends to perform its duties hereunder.

         c. Broker and Agency each represents and warrants that it, and each of its partners, directors, officers, employees, registered representatives, associated persons, and agents who will be utilized with respect to its duties and activities under this Agreement, is either appropriately licensed or exempt from the licensing requirements by the appropriate securities, insurance, or other regulatory agencies of each state or other jurisdiction in which Contracts and interests in any Accounts relating thereto will be offered and sold, and is, to the extent necessary, appointed by the Company, or will be appointed by the Company, to sell the Contracts and interests in the Accounts relating thereto, and to perform actions contemplated by this Agreement. Broker and Agency shall ensure that each of those persons fulfills any training requirements necessary to be so licensed. Broker and Agency shall have the responsibility for monitoring and maintaining the records of each of its partners, directors, officers, employees registered representatives, associated persons, and agents who are licensed, registered, or otherwise qualified to sell or service Contracts and interests in the Accounts relating thereto, or to otherwise assist each other with the performance of its respective duties and activities under this Agreement. Nothing herein shall require the maintenance of duplicate records unless otherwise required by applicable laws or regulations.

         d. It is understood and agreed that the partners, directors, officers, employees, registered representatives, associated persons and agents of Broker engaged in the sale and service of Contracts may be employed by or associated with Agency, whose partners, directors, officers, employees, registered representatives, associated persons and agents are "associated persons" of Broker within the meaning of Section 3(a)(18) of the 1934 Act. It is further understood and agreed that records relating to sale and service of Contracts by such associated persons may be maintained by Broker or Agency, as deemed appropriate by those parties. Any books and records maintained by Agency in the sale and service of Contracts will be deemed, for purposes of the 1934 Act, to be books and records of Broker and will conform to the requirements of Section 17 of the 1934 Act and the rules thereunder and all necessary provisions of the Investment Company Act. The manner in which the books and records of Broker and Agency are made and maintained will permit supervisory personnel of Broker as well as authorized examiners of the SEC, or of another appropriate governmental agency or self-regulatory organization, to review data concerning transactions under the Contracts effected through Agency to the same extent as if such transactions had been effected through Broker itself. This may be accomplished either through maintaining one set of books and records for Broker and Agency or by maintaining separate sets of books and records with adequate integration, through cross-referencing or otherwise, between records maintained by Broker and those maintained by Agency.

         e. Agency is vested under this Agreement with power and authority to select and recommend individuals who are associated with Agency (or comprise the Agency) and are registered representatives of Broker for appointment as insurance agents of the Company. Only individuals so recommended by Agency to the Distributor may become agents of the Company. Nothing in this Agreement is to be construed as requiring the Company to obtain a license or issue a consent or submission of appointment papers to enable any particular agent to sell Contracts. All matters concerning the licensing of any individuals recommended for appointment by Agency under any applicable state insurance law shall be a matter directly between the Agency and such individual. Agency shall furnish the Company with proof of proper licensing of such individual or other proof, reasonably acceptable to the Company, of satisfaction by such individual of licensing requirements prior to the appointment of any such individual as an insurance agent of the Company. In conjunction with the submission of appointment papers for all such individuals as insurance agents of the Company, Agency represents that each individual is competent and qualified to act as an insurance agent for the Company and to hold himself or herself out in good faith to the general public. If Agency is an individual who is an associated person of Broker, Broker represents that such individual is competent and qualified to act as an insurance agent for the Company and to hold himself or herself out in good faith to the general public. Broker and Agency acknowledge that Company, in its sole discretion, may refuse to appoint as insurance agents of the Company any of the Broker's or Agency's partners, directors, officers, employees, registered representatives, associated persons, or agents. Broker and Agency further acknowledge that Distributor and the Company each, in its sole discretion, may refuse to do business with, or continue to do business with, any of Broker's or Agency's partners, directors, officers, employees, registered representatives, associated persons, or agents.

         f. Broker and Agency each represents and warrants that it will promptly advise Distributor and the Company in writing of any change in the status of Broker or Agency, or any of its or their partners, directors, officers, employees, registered representatives, associated persons, and agents utilized with respect to its or their duties and activities under this Agreement to the extent such change may adversely affect the performance of Broker's or Agency's duties hereunder, and to promptly notify any such person if such person shall become ineligible to sell or service Contracts or interests in any Accounts relating thereto or to otherwise assist Broker or Agency with the performance of its duties and activities under this Agreement.

         g. Broker agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with the NASD or, if applicable, membership with the New York Stock Exchange; or
(iii) termination or suspension of its license to do business or to offer and sell Contracts and interests in any Account relating thereto by any state or other jurisdiction or federal regulatory agency shall immediately cause the termination of this Agreement. Broker further agrees to immediately notify Distributor in writing of any such action or event, and hereby acknowledges that any such action or event constitutes a "material breach" of this Agreement.

         h. Agency agrees that (i) termination or suspension of its license as an insurance agency or agent, as appropriate, or (ii) termination or suspension of its license to do business or to offer and sell Contracts and interests in any Account relating thereto by any state or other jurisdiction or federal regulatory agency, shall immediately cause the termination of this Agreement. Agency further agrees to immediately notify Distributor in writing of any such action or event, and hereby acknowledges that any such action or event constitutes a "material breach" of this Agreement.

         i. Broker agrees that this Agreement and the performance of its duties hereunder is in all respects subject to the Conduct Rules of the NASD, including interpretive guidance thereunder and NASD notices related thereto, and such Conduct Rules shall control any provision to the contrary in this Agreement.

         j. Broker and Agency agree to be bound by and to comply with all applicable state and federal laws and all rules and regulations (including in particular all applicable state insurance laws and regulations imposing licensing requirements) promulgated thereunder generally affecting the sale or distribution of the Contracts as variable insurance contracts or interests in any Accounts relating thereto as securities.

         2. SOLICITATION OF APPLICATIONS

         Pursuant to the authority delegated to it by the Company, during the term of this Agreement Distributor hereby authorizes Broker and Agency to solicit applications for the sale of Contracts, provided that a Registration Statement under the 1933 Act and Investment Company Act is in effect relating to the Contracts, the related Accounts and interests in any Account relating to the Contracts, as appropriate, and provided further that Broker and Agency have been notified in writing by Distributor of the states and jurisdictions in which such Contracts and interests in any Account relating to the Contracts are qualified for sale. In connection with the solicitation of applications for the sale of Contracts, Broker and Agency are hereby authorized to offer any riders that are available under the Contracts in accordance with written instructions furnished by Distributor or the Company.

         3. ORDERS AND DELIVERY OF CONTRACTS

         a. Broker and Agency agree to offer and sell interests in the Accounts relating to the Contracts only at the public offering price applicable to such interests at the time that the order with respect thereto is deemed received in accordance with the Prospectus and the Contract. The procedures relating to all orders and the handling of each order (including the forwarding of applications, premium payments and loan repayments, and the effective time of orders received from Broker or Agency) are subject to: (i) the terms of the then current Prospectuses (including any amendments, supplements, or stickers thereto) relating to each Contract or interests in any Accounts relating thereto, as filed with the SEC; (ii) the new account application for each Contract, as supplemented or amended from time to time; and (iii) Distributor's and/or the Company's written instructions, procedures and guidelines, as provided to Broker and Agency from time to time. To the extent that the Prospectuses contain provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectuses shall be controlling.

         b. Distributor reserves the right at any time, and without notice to Broker or Agency, to suspend the sale of Contracts or interests in any Accounts relating thereto, or to withdraw or limit the offering of Contracts or interests in any Accounts relating thereto. Distributor and the Company each reserves the unqualified right not to accept any specific application for the purchase of Contracts.

         c. In all offers and sales to the public of the Contracts, neither Broker nor Agency is authorized to act as broker or agent for, or employee of, Distributor or the Company, or any other dealer, and neither Broker nor Agency shall in any manner represent to any third party that it has such authority or is acting in such capacity. Rather, Broker and Agency each agrees that it is acting as agent on behalf of its customers in all transactions in connection with the Contracts or interests in any Accounts relating thereto, except as otherwise provided herein. Broker and Agency each acknowledges that it is solely responsible for all suitability determinations with respect to sales of Contracts, or interests in any Accounts relating thereto, to its customers and that neither Distributor nor the Company has any responsibility for the manner of Broker's or

Agency's performance of, or for Broker's or Agency's acts or omissions in connection with, the duties and activities Broker and Agency provide under this Agreement. Neither Broker nor Agency shall have authority on behalf of Distributor or the Company to: (1) make, alter or discharge the Contracts or any other form or sales materials used in connection with the Contracts or any other contract entered into pursuant to the Contracts; (2) waive any forfeiture or extend the time of paying any premium or other Contract provision; or (3) receive any monies or premiums due, or to become due, to the Company, except for the sole purpose of forwarding monies or premiums to the Company. All premiums derived from the sale or service of Contracts through Agency will be sent directly to the Company by Broker and/or Agency, net of any compensation due and owing Broker, as more fully described in Section 8 hereof and Exhibit B. Such compensation shall be withheld or deducted from premiums received by Broker and/or Agency, provided, however, that no monies received as a result of Section 1035 exchanges, or as a result of direct transfers of assets or direct payments made to the Company will be subject to any such withholding or deduction for commission payments. In addition, it may be agreed upon by the parties, from time to time, that no withholding or deductions from premiums shall be permitted. Agency will not receive, accumulate or maintain custody of premiums intended for payment under the Contracts, except as noted directly above.

         d. All orders are subject to acceptance by Distributor and the Company, in the sole discretion of either, and become effective only upon confirmation by Distributor.

         e. Upon issuance of a Contract by the Company, the Company shall promptly deliver such Contract to its purchaser.

         4. SURRENDERS, REBATES AND EXCHANGES

         a. The Prospectuses describe the provisions whereby customers may exchange or surrender their Contracts. Broker and Agency agree not to make any representations to customers relating to the exchange or surrender of their Contracts other than the statements contained in the Prospectuses. Broker and Agency agree to comply with any restrictions and limitations on exchanges described in the Prospectuses.

         b. Broker and Agency agree that, with respect to any surrender request which Broker or Agency has forwarded to the Company, if instructions in proper form with respect to such surrender request are not received by the Company within the time customary or the time required by law, the surrender may be canceled forthwith without any responsibility or liability on Distributor's part or on the part of the Company.

         c. Broker and Agency acknowledge that payment of rebates on sales of Contracts or the counseling of a customer to exchange a Contract without an adequate basis for the exchange shall constitute a material breach of this Agreement and shall immediately terminate the obligation of Distributor or the Company to pay compensation hereunder with respect to such Contract.

         5. DUTIES OF BROKER AND AGENCY

         a. Commencing at such time as the parties to this Agreement mutually shall agree, Broker and Agency agree to use their best efforts to find applicants for the purchase of Contracts who are acceptable to Distributor and the Company.

         b. Broker and Agency agree to enter orders for the purchase of Contracts, or interests in any Accounts relating thereto or requests for surrender or exchange of Contracts, only with Distributor and only with respect to applications, purchase orders or requests Broker and Agency have already received from customers.

         c. Broker and Agency agree to maintain appropriate books and records concerning all purchases and sales of Contracts made through Broker and Agency and, in that regard, the activities of agents as are required to be maintained by the SEC, the NASD and other regulatory authorities, including in particular insurance regulatory agencies, to reflect adequately the Contracts processed through the Agency, and each agrees to promptly furnish Distributor or regulatory authorities with copies of such records upon request. The books, accounts, and records of the Accounts, the Company, Distributor, Broker and Agency relating to the sale and service of Contracts and, in that regard, the activities of agents shall be maintained so as to disclose clearly and accurately the nature and details of each transaction. In that regard, Broker and Agency agree to provide Distributor with an application for each applicant which, to the best of Broker's and Agency's knowledge, is complete and accurate and meets all requirements necessary for the application to be considered to be in good order. All records maintained by Broker in connection with this Agreement shall be the property of the Company and shall be returned to the Company upon termination of this Agreement free from any claims or retention of rights by Broker. Nothing in this Section shall be interpreted to prevent the Broker or Agency from retaining copies of any such other records which it, in its discretion, deems necessary or desirable to be kept. Broker and Agency shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if Distributor has authorized such disclosure, or if such disclosure is required by any federal, state, or other regulatory authorities, or by any court of competent jurisdiction.

         d. Broker and Agency agree that if any Contract is surrendered within the applicable "free look" period described in the Prospectuses, Broker and Agency shall forfeit their rights to any concession or commission received with respect to such Contract and shall forthwith refund to Distributor the full concession allowed to Broker and Agency or commission paid to Broker and Agency on the original sale. Distributor agrees to notify Broker and Agency of such surrender within a reasonable time after such surrender. Termination or cancellation of this Agreement shall not relieve Broker or Agency from its obligation under this provision.

         e. Broker and Agency agree that they, jointly and severally: (i) shall assume responsibility for any loss to Distributor or the Company caused by a correction to any order placed by Broker or Agency that is made subsequent to the effective date of the order, provided such order correction was not based on any negligence on Distributor's part; and (ii) will immediately pay such loss to Distributor or the Company, as appropriate, upon notification.

         f. Broker and Agency agree that in connection with orders for the purchase of Contracts on behalf of any retirement plan accounts, by mail, telephone, or wire, Broker and Agency shall act as agents for the custodian or trustee of such plans (solely with respect to the time the application and payments are deemed received), and Broker and Agency shall not place such an order with Distributor until receipt from the customer of a completed application and initial premium payment and, if such transaction represents the first contribution to such a retirement plan account, the completed documents necessary to establish the retirement plan. Broker and Agency agree to indemnify the Company, Distributor, and their affiliates for any claim, loss, or liability resulting from incorrect instructions received by Distributor from Broker and Agency.

         g. Broker and Agency agree not to make any conditional applications for the purchase of Contracts and acknowledge that Distributor will not accept conditional orders for the purchase of Contracts.

         h. Broker and Agency agree to continuously use only Prospectuses and marketing materials, which include articles of "advertisement" and "sales literature" as they are defined in Rule 2210(a) of the NASD's Conduct Rules ("Marketing Materials"), relating to Contracts, and any amendments, supplements or stickers thereto, that have been approved by the Company and provided to the Broker and Agency by Distributor.

         i. Broker and Agency agree to adequately train, control and supervise their partners, directors, officers, employees, registered representatives, associated persons and agents who sell or service the Contracts and to establish and implement procedures reasonably designed to achieve compliance with applicable federal and state securities and insurance laws and regulations, including the rules of the SEC and NASD, relating to the sales practices of those persons. Without limitation of the above, Broker and Agency agree to the following supervisory responsibilities:

         (1) Agency shall train, supervise and be solely responsible for the conduct of its partners, directors, officers, employees, associated persons and agents in their solicitation activities in connection with the Contracts, and shall supervise their strict compliance with applicable rules and regulations of any governmental or other insurance authorities that have jurisdiction over insurance contract activities, as well as the rules and procedures of the Distributor and the Company pertaining to the solicitation, sale and submission of applications for the Contracts and the provision of services relating to the Contracts. Agency shall be solely responsible for background investigations of the proposed agents to determine their qualifications, good character and moral fitness to sell the Contracts. If Agency is an individual and an associated person of Broker, Agency shall be responsible for its conduct and compliance with all applicable rules and regulations in its solicitation activities in connection with the Contracts and the provision of services relating to the Contracts. In addition, in such instance, Broker shall also be responsible for any background investigation of such Agency to determine its qualifications, good character and moral fitness to sell the Contracts. Further, in such instance, Broker shall supervise such Agency's conduct and Broker shall assume full responsibility for such Agency's actions, course of conduct and compliance with all applicable rules and regulations with respect to Agency's solicitation activities in connection with Contracts and the provision of services relating to the Contracts.

         (2) Broker shall retain full responsibility for compliance with the requirements of all applicable federal and state securities laws, including without limitation, applicable no-action guidance from the SEC staff, relating to the performance of its obligations set forth in this Agreement, and shall be responsible for securities training, supervision and control of its partners, directors, officers, employees, registered representatives, associated persons and agents in connection with their solicitation activities and any incidental services with respect to the Contracts and shall supervise their strict compliance with applicable federal and state securities laws and NASD requirements in connection with such solicitation activities and with the rules and procedures of the Distributor and the Company.

         j. Broker and Agency each agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Broker or Agency, as appropriate.

         k. Broker agrees that it will keep in force appropriate broker's blanket bond insurance policies issued by a reputable bonding company covering any and all acts of Broker's partners, directors, officers, employees, registered representatives, associated persons, and agents adequate to reasonably protect and indemnify the Distributor and the Company against any loss which any party may suffer or incur, directly or indirectly, as a result of any action by Broker or Broker's partners, directors, officers, employees, registered representatives, associated persons, and agents.

         l. Broker agrees that it will maintain the required net capital as specified by the rules and regulations of the SEC, NASD and other regulatory authorities.

         m. Broker and Agency agree to promptly notify Distributor of any material change or intention to materially change the marketing operations relating to the Contracts. A material change may arise from a change in the terms used in or the emphasis of any marketing operations employed by the Broker or Agency concerning the Contract or any change in any aspect of any marketing campaign employed by the Broker or Agency concerning the Contract.

         n. Broker and Agency each agrees that premiums and other payments received by it relating to the Contracts shall be held at all times in a fiduciary capacity and such premiums and other payments, net of any compensation due and owing the Broker and Agency, as described in Sections 3.c and 8 hereof, shall be remitted promptly (and in no event later than two (2) business days after receipt), together with such completed applications, forms and other required documentation to an office of the Company designated by Distributor. Broker and Agency each agrees to make all payments to Distributor under this Agreement in Fed Funds, New York clearinghouse or other immediately available funds. Wire transfers in payment of premiums shall be designated to The Prudential Insurance Company of America, Pruco Life Insurance Company, or Pruco Life Insurance Company of New Jersey, as the appropriate party may be. Broker and Agency acknowledge that the Company retains the ultimate right to control the sale of Contracts and that Distributor or the Company shall have the unconditional right (i) to reject any application for the purchase of any Contract or any interests in any Account relating thereto and
(ii) to refuse any premium payments received relating to any Contract. If the Company or Distributor rejects an application, the Company immediately will return all payments directly to the applicant, and Broker and Agency will be promptly notified of such action and shall immediately remit any compensation retained by either or both of them to the Company. If any purchaser of any Contract elects to return or surrender a Contract pursuant to applicable law, the purchaser will receive a refund of premium payments (or other appropriate amounts) calculated in accordance with such applicable law and the terms of the Contract and Prospectuses.

         o. Broker and Agency each agrees that any material it develops, approves or intends to use for sales, training, explanatory or other purposes in connection with the solicitation of applications for Contracts (other than general advertising materials which do not make specific reference to the Contracts) will not be used without the prior written consent of Distributor, which will not be unreasonably withheld. Distributor shall be responsible for securing and will secure all required regulatory approvals relating to such materials.

         p. Broker and Agency each understands and acknowledges that it is not authorized by Distributor or the Company to give any information or make any representation in connection with this Agreement or the offering or servicing of Contracts other than those contained in the Prospectuses, the Contract or related marketing materials, as supplemented or amended, unless Broker or Agency is authorized in writing by Distributor or the Company to do so.

         q. Broker and Agency shall promptly furnish to the Company, or its authorized agent any reports and information that the Company may reasonably request for the purpose of meeting the Company's reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or the rules of the NASD.

         r. Broker and Agency shall ensure that each partner, director, officer, employee, associated person, registered representative, and agent appointed as an agent of the Company shall comply with the "Standard of Conduct for Agents" attached as Exhibit C.

         t. Broker and Agency agree to promptly notify the Company, i.e., within one (1) business day after receipt, of any customer complaint that directly or indirectly concerns the Company. In the case of a customer complaint, Distributor, Broker and Agency will cooperate in investigating any such complaint, and any response by Broker or Agency to such complaint will be sent to Distributor for written approval not less than five (5) business days prior to its being sent to the customer or appropriate regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. Distributor shall have final authority to determine the content of each such response.

         u. With respect to Contracts purchased by Broker for which Broker is the owner of record, Broker agrees to perform all federal, state and local tax reporting with respect to such Contracts in its capacity as owner of such Contracts.

         6. DUTIES OF DISTRIBUTOR

         a. Distributor agrees to take all actions necessary to effect and maintain qualification of the Registration Statements and the Contracts under applicable securities laws of the states or other jurisdictions where the Contracts and any interests in any Accounts relating thereto are to be sold in accordance with the terms of this Agreement. Maintenance of the qualification of the Contracts under applicable insurance laws of the states or other jurisdictions where the Contracts are to be sold is the responsibility of the Company.

         b. Distributor agrees, during the term of this Agreement, to promptly notify Broker and Agency of the issuance of any stop order or similar suspension order pertaining to the Registration Statements or any amendments thereto by the SEC or any state or other jurisdiction, or the initiation of any proceedings for that purpose relating to the registration, qualification, and/or offering of the Contracts, or any interests in any Accounts relating thereto, and of any other action or circumstance that may prevent the lawful sale of Contracts or any interests in any Account relating thereto in any state or jurisdiction.

         c. Distributor agrees, during the term of this Agreement, to promptly advise Broker and Agency of any amendment or supplement to the Contract, Registration Statement, including any amendment, supplement or sticker to the Prospectuses. Furthermore, Distributor will provide Broker and Agency with a reasonable quantity of any applicable Prospectuses and Marketing Materials and any amendments, supplements or stickers thereto, to be used in connection with the transactions contemplated by this Agreement. Such Prospectuses, Marketing Materials, and any amendments, supplements or stickers thereto, shall be approved (to the extent necessary) by all relevant regulatory authorities. Distributor shall be responsible for obtaining any necessary regulatory clearance or approval of such Marketing Materials.

         7. CONTRACTS

         a. Broker and Agency each agrees that neither it nor any of its partners, directors, officers, employees, registered representatives, associated persons, and agents is authorized to give any information or make any representations concerning the Contracts except those contained in the current Prospectuses, Contracts or Marketing Materials for such Contracts.

         b. Distributor acts solely as agent for the Company and the Accounts. Distributor shall have no obligation or responsibility with respect to Broker's or Agency's activities or those of the partners, directors, officers, employees, registered representatives, associated persons or agents of Broker or Agency in connection with the purchase or sale Contracts in any state or jurisdiction.

         c. Broker and Agency each agrees not to solicit applications for Contracts or to transact orders for Contracts in states or jurisdictions in which it has not been informed that Contracts may be sold or in which it and its personnel are not duly authorized to sell Contracts or interests in any Accounts relating thereto, and Broker and Agency each further agrees that it will make no offers or sales of Contracts or interests in any Accounts relating thereto in any foreign jurisdiction, except with the express written consent of Distributor.

         d. Distributor shall have no responsibility, under the laws regulating the sale of securities or Contracts in the United States or any foreign jurisdiction, with respect to the qualification, control, supervision or status of Broker, Agency or the partners, directors, officers, employees, registered representatives or agents of either selling Contracts or interests in any Accounts relating thereto.

         8. COMPENSATION

         a. Pursuant to the distribution agreements between the Company and Distributor, Distributor shall cause the Company to arrange for the payment of commissions to Broker and Agency as compensation for the sale of each Contract sold by any partner, director, officer, employee, registered representative, associated person or agent of Broker or Agency. The amount of such commission shall be based on the Compensation Schedule attached as Exhibit B. The Compensation Schedule may hereafter be amended by Distributor, provided Distributor gives Broker and Agency thirty (30) days written notice of any change to the Compensation Schedule. No compensation is payable to any such person unless the Broker, Agency and such person have first complied with all applicable securities and insurance laws, rules, and regulations. The Company shall identify to Broker and Agency with each such payment the name of the registered representative or agent who solicited each Contract covered by the payment. Broker and Agency each agrees to reflect all such commission payments received by it or its partners, directors, officers, employees, registered representatives, associated persons or agents on any report as required by applicable laws and regulations, including Broker's FOCUS report and NASD fee assessment reports. Notwithstanding any other provision in the Compensation Schedule concerning charge-backs, if any Contract is returned or surrendered within the applicable "free look" period, no compensation shall be paid and any compensation retained by Broker or Agency in accordance with Exhibit B shall be immediately remitted to the Company.

         b. Broker and Agency shall have the right to withhold or deduct any part of the premium it or they shall receive for purposes of payment of commissions due and owing it or them, provided that (i) any withholding or deduction from premium payments or other payments in order to pay commissions to Broker and/or Agency shall be in accordance with Exhibit B hereof with respect to each payment and (ii) no monies received as a result of Section 1035 exchanges, or direct transfers of assets, or direct payments made to the Company shall be subject to any withholding or deduction in order to pay commissions. Neither Broker, Agency nor any partner, director, officer, employee, registered representative, associated person or agent shall have an interest in any compensation paid by the Company to Distributor, now or hereafter, in connection with the sale of any Contracts hereunder. Further, Broker and Agency each acknowledges that agents shall have no interest in this Agreement or right to any commissions to be paid by the Distributor to the Broker or Agency.

         c. Upon the termination of this Agreement, the Company will pay commissions to the Broker and Agency on: (a) premiums which the Company receives within SIXTY (60) DAYS of the termination date on applications submitted by the Broker and Agency on or before the termination date provided that neither Broker or Agency has received compensation in accordance with this Section 8, with respect to any such applications, and (b) any trail commission which would otherwise be due on business placed with Distributor prior to the termination date of this Agreement, unless such receipt of trail commissions is determined to violate current directives to the contrary as provided by the SEC, NASD or a court of competent jurisdiction.

         d. Distributor, the Company and Broker each agree to abide by all record-keeping and other requirements relating to the receipt of "cash compensation" and "non-cash compensation", as prescribed in NASD Conduct Rule 2820 or any amendment or modification of that Rule.

         9. INDEMNIFICATION

         a. Broker and Agency jointly and severally agree to indemnify, defend and hold harmless Distributor and the Company and the predecessors, successors, affiliates, each current or former partner, officer, director, employee, shareholder or agent and each person who controls or is controlled by Distributor or the Company from any and all losses, claims, liabilities, costs, and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities and insurance laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, related to the offer or sale by Broker and Agency of Contracts or interests in any Accounts relating thereto pursuant to this Agreement (except to the extent that the negligence of Distributor or the Company or Distributor's failure to follow correct instructions received from Broker is the cause of such loss, claim, liability, cost or expense); or (ii) the breach by Broker or Agency of any of its representations and warranties specified herein or Broker's or Agency's failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Broker, Agency, or a predecessor, successor, affiliate, each current or former partner, officer, director, employee, registered representative, associated person, or agent and each person who controls or is controlled by Broker or Agency.

         b. Distributor agrees to indemnify, defend and hold harmless Broker and Agency and the predecessors, successors and affiliates, each current or former partner, officer, director, employee, registered representative, associated person, or agent, and each person who controls or is controlled by Broker or Agency from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them which arise, and which relate to any untrue statement of or omission to state a material fact (except for information supplied by or on behalf of Broker or Agency or for which Broker or Agency is responsible) contained in the Prospectuses, Contracts or Marketing Materials provided by the Distributor to Broker or Agency, required to be stated therein or necessary to make the statements therein not misleading.

         c. Each party agrees to notify the others, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Contracts offered hereunder, or interests in any Accounts relating thereto, against such party or its partners, affiliates, officers, directors, employees, registered representatives, associated person or agents, or any person who controls such party, within the meaning of Section 15 of the 1933 Act.

         d. Each party's obligations under these indemnification provisions shall survive any termination of this Agreement.

         10. TERMINATION AND AMENDMENT

         a. In addition to the automatic termination of this Agreement specified in this Agreement, each party to this Agreement may unilaterally terminate this Agreement by giving thirty (30) days prior written notice to the other parties. In addition, each party to this Agreement may terminate this Agreement immediately by giving written notice to the other parties of another party's material breach of this Agreement. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other parties or any officer or member thereof, or was mailed postpaid, sent via facsimile or delivered to a telegraph office for transmission to the other parties' designated persons at the addresses shown herein or in the most recent NASD Manual.

         b. This Agreement shall terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act for Broker or any other act of insolvency by Broker or Agency.

         c. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve Broker or Agency of its obligations, duties and indemnities specified in this Agreement. An order placed or application submitted by Broker or Agency subsequent to its voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of Broker or Agency, will only be effective upon written notification by Distributor.

         d. This Agreement may be amended by Distributor at any time by written notice to Broker and Agency. Broker's or Agency's placing of an order, submitting an application or accepting payment of any kind after the effective date and receipt of notice of such amendment shall constitute Broker's acceptance of such amendment.

         11. DISTRIBUTOR'S REPRESENTATIONS AND WARRANTIES

     Distributor represents and warrants that:

         a. It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as principal underwriter and distributor of the Contracts.

         b. It is a member in good standing of the NASD.

         c. It is empowered under applicable laws and by Distributor's charter and by-laws to enter into this Agreement and perform all activities and services of the Distributor provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor's ability to perform under this Agreement.

         d. All requisite actions have been taken to authorize Distributor to enter into and perform this Agreement.

         12. BROKER'S REPRESENTATIONS AND WARRANTIES

         In addition to the representations and warranties found elsewhere in this Agreement, Broker represents and warrants that:

         a. It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Broker is organized and that Broker will not offer Contracts or any interests in any Accounts relating thereto for sale in any state or jurisdiction where such Contracts or any interests in any Accounts relating thereto may not be legally sold or where Broker is not qualified to act as a broker-dealer.

         b. It is empowered under applicable laws and by Broker's organizational documents to enter into this Agreement and perform all activities and services of Broker provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Broker's ability to perform under this Agreement.

         c. All requisite actions have been taken to authorize Broker to enter into and perform this Agreement. Broker further agrees that it will provide Distributor with the name of Broker's designated "contact person" and furnish other relevant information necessary for Distributor to communicate with such designee.

         d. It is not, at the time of the execution of this Agreement, subject to any enforcement action or other proceeding with respect to its activities under applicable state or federal laws, rules or regulations.

         e. Broker further agrees that it will, upon request, send to Distributor copies of (i) any report filed pursuant to NASD Conduct Rule 3070, including without limitation quarterly reports filed pursuant to Rule 3070(C)(c), (ii) reports filed with any other self-regulatory organization in lieu of Rule 3070 reports pursuant to Rule 3070(e), and (iii) amendments to Broker's Form BD.

         13. AGENCY'S REPRESENTATIONS AND WARRANTIES

         In addition to the representations and warranties found elsewhere in this Agreement, Agency represents and warrants that:

         a. It is duly organized, if it is a non-natural person, and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Agency is organized or domiciled and that Agency will not offer Contracts or any interests in any Accounts relating thereto for sale in any state or jurisdiction where such Contracts or any interests in any Accounts relating thereto may not be legally sold or where Agency is not qualified to act as an insurance agent.

         b. It shall take all necessary action to ensure that no individual shall offer or sell the Contracts on behalf of Agency in any state or other jurisdiction unless such individual is duly appointed as an agent of Agency (or is itself the Agency), duly licensed and appointed as an agent of the Company and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. Agency understands that certain states may require that a special variable contracts examination be passed by each agent before he or she can solicit applications for the Contracts.

         c. It is empowered under applicable laws and by Agency's organizational documents, if applicable, to enter into this Agreement and perform all activities and services of Agency provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Agency's ability to perform under this Agreement.

         d. All requisite actions have been taken to authorize Agency to enter into and perform this Agreement.

         e. It is not, at the time of the execution of this Agreement, subject to any enforcement action or other proceeding with respect to its activities under applicable state or federal laws, rules or regulations. Agency further agrees to provide Broker and Distributor, upon request, all reasonable information requested concerning any inspection, enforcement action or other proceeding with respect to Agency's activities under applicable state or federal laws, rules or regulations.

         14. DISPUTE RESOLUTION

         In the event of a dispute concerning any provision of this Agreement, any party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules and procedures of the NASD. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

         15. GOVERNING LAW

         This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, not including any provision which would require the general application of the law of another jurisdiction.

         16. INVESTIGATIONS AND PROCEEDINGS

         The parties to this Agreement agree to cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding with respect to the others' activities under this Agreement and promptly to notify the other parties of any such investigation or proceeding.

         17. BINDING NATURE, ASSIGNABILITY

         This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. A party hereto may not assign any rights, obligations, or liabilities hereunder without the prior written consent of the other parties.

         18. SEVERABILITY

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

         19. CAPTIONS

         All captions used in this Agreement are for convenience only, are not a part hereof, and are not to be used in construing or interpreting any aspect hereof

         20. ENTIRE UNDERSTANDING

         This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements. This Agreement may be executed in one or more counterparts, which together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

BY:

Name: _____________________________________________
Title:   __________________________________________
Signature: ________________________________________
Date:    __________________________________________

BROKER:

BY:

Name: _____________________________________________
Title:   __________________________________________
Signature: ________________________________________
Date:  ____________________________________________
                       NASD CRD#

Prudential Broker # _______________________________

(Internal Use Only)

AGENCY:

BY:

Name: _____________________________________________
Title: ____________________________________________
Address: __________________________________________
Tax Identification No. ____________________________
Date:______________________________________________

                                    EXHIBIT A
                                    CONTRACTS

Discovery Select Variable Annuity Contract

                                    EXHIBIT B
                                  COMPENSATION

PRUCO LIFE INSURANCE COMPANY CONTRACTS

      OPTION #1: Purchase payment based commissions with a decreasing rate will be paid on purchase payments made during the first seven contract years. Additionally, a trail commission of 0.85% of the contract fund will be paid in years 8 and later.

                                      Purchase Payment             Trail
            Contract Year             Based Commission           Commission
            -------------             ----------------           ----------
                   1                         6.00%                   --
                   2                         5.15%                   --
                   3                         4.30%                   --
                   4                         3.45%                   --
                   5                         2.60%                   --
                   6                         1.75%                   --
                   7                         0.85%                   --
             8 and Later                       --                   0.85%

         OPTION #2: Purchase payment commissions with a decreasing rate will be paid on purchase payments made during the first seven contract years. A trail commission of 0.25% of the contract fund will be paid on the contract anniversary in contract years two through seven. A trail commission of 0.75% of the contract fund will be paid in years 8 and later.

                                      Purchase Payment             Trail
            Contract Year             Based Commission           Commission
            -------------             ----------------           ----------
                   1                         5.00%                   --
                   2                         3.95%                 0.25%
                   3                         3.30%                 0.25%
                   4                         2.70%                 0.25%
                   5                         2.05%                 0.25%
                   6                         1.40%                 0.25%
                   7                         0.80%                 0.25%
             8 and Later                       --                  0.75%

         OPTION #3: Purchase payment commissions with a decreasing rate will be paid on purchase payments made during the first seven contract years. A trail commission of 0.60% of the contract fund will be paid on the contract anniversary in years two and later.

                                      Purchase Payment             Trail
            Contract Year             Based Commission           Commission
            -------------             ----------------           ----------
                  1                         4.00%                     --
                  2                         3.00%                   0.60%
                  3                         2.50%                   0.60%
                  4                         2.00%                   0.60%
                  5                         1.50%                   0.60%
                  6                         1.00%                   0.60%
                  7                         0.50%                   0.60%
              8 and later                    --                     0.60%

         OPTION #4: A purchase payment based commission of 1.25% will be paid on purchase payments made in the first contract year. Thereafter, a trail commission of 1.00% of the contract fund will be paid in years 2 and later.

                                      Purchase Payment              Trail
            Contract Year             Based Commission           Commission
            -------------             ----------------           ----------
                     1                      1.25%                    --
                     2                       --                     1.00%
                     3                       --                     1.00%
                     4                       --                     1.00%
                     5                       --                     1.00%
                     6                       --                     1.00%
                     7                       --                     1.00%
                8 and Later                  --                     1.00%

The following reduced commission schedules for Options #1 and #2 apply to purchase payments made under contracts issued to individuals age 84 and 85. These are the only allowable commission options for contracts issued to individuals age 84 and 85:

         OPTION #1: Purchase payment based commissions with a decreasing rate will be paid on purchase payments made during the first six contract years.

                                  Purchase Payment             Trail
            Contract Year         Based Commission           Commission
            -------------         ----------------           ----------
                 1                     3.00%                     --
                 2                     2.575%                    --
                 3                     2.150%                    --
                 4                     1.725%                    --
                 5                     1.300%                    --
                 6                     0.875%                    --

         OPTION #2: Purchase payment based commissions with a decreasing rate will be paid on purchase payments made during the first six contract years. Trail commissions of 0.25% of the contract fund will be paid in years 2 through 6.

                                  Purchase Payment             Trail
            Contract Year         Based Commission           Commission
            -------------         ----------------           ----------
                1                      2.00%                     --
                2                      1.40%                    0.25%
                3                      1.15%                    0.25%
                4                      1.00%                    0.25%
                5                      0.75%                    0.25%
                6                      0.55%                    0.25%

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

         Purchase payment based commissions with a decreasing rate will be paid on purchase payments made during the first seven contract years. Trail commissions of 0.30% of the contract fund will be paid in years 5 and later.

                                  Purchase Payment             Trail
            Contract Year         Based Commission           Commission
            -------------         ----------------           ----------
                1                      5.60%                      --
                2                      5.15%                      --
                3                      4.30%                      --
                4                      3.45%                      --
                5                      2.60%                     0.30%
                6                      1.75%                     0.30%
                7                      0.85%                     0.30%
           8 and Later                   --                      0.30%

         Commissions will be reduced by 50% under contracts issued to individuals age 84 and 85.

                                    EXHIBIT C
                         STANDARD OF CONDUCT FOR AGENTS

1. An agent shall be duly qualified, licensed and registered to solicit and participate in the sale of Contracts and interests in any Accounts relating thereto as provided in the Agreement.

2. An agent shall not solicit applications for the Contracts without delivering the appropriate Prospectuses, the prospectus for any underlying investment company and, where required by state insurance law (as set forth in a notice to be supplied by the Company), the then currently effective statement of additional information for the Contracts, and any other information whose delivery is specifically required. In soliciting applications for the Contracts, an agent shall only make statements, oral or written, which are in accordance with the terms of the Agreement. An agent shall utilize only those applications for the Contracts provided to the Agency by the Distributor.

3. An agent shall recommend the purchase of a Contract to an applicant only if he or she has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state regulatory authority, the SEC and the NASD. While not limited to the following, a determination of suitability shall be based on information supplied to an agent after a reasonable inquiry concerning the applicant's insurance and investment objectives and financial situation and needs.

4. An agent shall require that any payment of an initial premium, whether in the form of a check or otherwise, shall be drawn in U.S. dollars on a bank located in the United States and made payable to the Company and, if in the form of a check, signed by the applicant for the Contract. An agent shall not accept third-party checks or cash for premiums.

5. All checks and applications for the Contracts received by an agent shall be forwarded promptly (and in any event not later than two business days after receipt), to the processing office designated by the Company.

6.   An agent shall have no authority to endorse checks to the Company.

7. An agent shall have no authority to alter, modify, waive or change any of the terms, rates, charges or conditions of the Contracts.

8. An agent shall make no representations concerning the continuation of non-guaranteed terms or provisions of the Contracts.

9. An agent shall have no authority to advertise for, on behalf of, or with respect to the Company, the Distributor, the Accounts, or the Contracts except as provided in the Agreement.

10. An agent shall have no authority to solicit applications for Contracts or premiums thereunder which will be subject to or in connection with any so-called "market timing" or "asset allocation" program, plan, arrangement or service which is not approved in advance by the Distributor and the Company.

11. An agent shall not furnish any transfer or other instructions by telephone to the Distributor or the Company on behalf of an owner of a Contract without having first obtained from such owner a written authorization in a form acceptable to the Distributor or the Company.

12. An agent shall not encourage a prospective purchaser to surrender or exchange an insurance policy or contract issued by the Company in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract issued by the Company, without an adequate basis for the surrender or exchange and except to the extent such surrenders or exchanges have been authorized by the Distributor. In the event that an insurance policy or contract issued by the Company is surrendered or exchanged in order to purchase a Contract, no compensation shall be paid under the Agreement.

13. An agent shall act in accordance with the rules and procedures of the Distributor and the Company in connection with any solicitation activities relating to the Contracts.